December 13, 2018

George J. Damiris
Chief Executive Officer and President
Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, TX 75201

       Re: Holly Energy Partners, L.P.
           Registration Statement on Form S-3
           Filed December 7, 2018
           File No. 333-228715

Dear Mr. Damiris:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Karina Dorin, Staff Attorney, at (202) 551-3763 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
Resources